UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 3, 2015

Andatee China Marine Fuel Services Corporation

(Exact name of registrant as specified in its charter)

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Delaware	001-34608	80-0445030
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Unit C, No.68 of West Binhai Road, Xigang District, Dalian, P.R. of China

(Address of Principal Executive Office) (Zip Code)

011 (86411) 8240 8939

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On September 3, 2015, Andatee China Marine Fuel Services Corporation (the “Company”) received a notice of default with respect to the $300,000 10% Secured Convertible Promissory Note dated as of February 23, 2015 (the “Note”) by and between the Company and White Hat Media LLC (the “Noteholder”). Specifically, the Company was informed that the Company's failure to make payments on the Note constituted an event of default continuing for more than the cure periods under the Note. As a result, the Noteholder informed the Company that the Note, including the principal and interest thereon, was fully due and payable within five business days of the notice. In a separate notice to the escrow agent in connection with the execution of the Note, the Noteholder requested that the escrow agent take action to sell the collateral, consisting of 700,000 restricted shares of the Company’s common stock, securing the Company’s payment obligations under the Note pursuant to the terms of the Security Agreement by and between the parties.

The Company executed the foregoing Note in February 2015 in connection with certain Securities Purchase Agreement with the Noteholder, as amended to date, (together with any amendments, the “SPA”) with respect to the sale of its Notes and warrants to purchase shares of common stock of the Company (the “Warrants”). The closing on the Note took place on February 23, 2015. The 12-month Note bears initial interest rate of 10% per annum, which rate increases to 18% in the event of non-payment of principal or interest of the Note. Interest accrued on the Note was payable quarterly in arrears, in cash or in common stock of the Company at the option of the Noteholder, based upon the effective conversion price of such Notes on the interest payment due date. The Note may be converted into fully paid and non-assessable shares of the Company’s common stock at any time following the issuance based upon conversion price, which is equal to the lower of (i) 75% of the lowest daily WVAP of the Company’s common stock during the ten trading days prior to a conversion date or (ii) $1.40, subject to anti-dilution adjustments and limitations (the “Conversion Price”). The Conversion Price adjustments include, without limitation, events of (i) subdivision or combination of common stock, (ii) merger or consolidation, or (iii) dilutive issuance of additional shares of common stock, (as defined in the Note). The Company’s obligations under the Note are secured by security interest in its assets. In the event of default, the initial rate of interest on the Note will increase to 18% per annum, as discussed above, and the Note may be declared to be due and payable in full, with the Noteholder’s being able to avail itself of other remedies under the Note and other agreements executed in connection therewith. The Note contains other terms and provisions that are customary for instruments of this nature. The Company and the Noteholder also executed a certain Security Agreement pursuant to which the Noteholder holds a security interest securing the obligations under the Note and may exercise such rights to recoup payments under the Note. The Noteholder was also issued five-year Warrants to purchase, in the aggregate, 214,285 shares of common stock at an exercise price per share equal to the Conversion Price of the Note referenced above (the “Exercise Price”), subject to anti-dilution adjustments to the Exercise Price and number of warrant shares underlying the Warrants, including, without limitation, in the event of (i) subdivision or combination of common stock, (ii) issuance of additional shares of common stock, or (iii) fundamental transactions (as defined in the Warrant). The Company and the Noteholder also executed a certain Investor Rights Agreement pursuant to which the Company agreed to file a registration statement to register the resale of the shares of the Company common stock issuable upon conversion of the Notes and exercise of the Warrants, which filing has not taken place as of the date hereof. Noteholder was an “accredited investor” and the Company sold the securities in reliance upon an exemption from registration contained in Section 4(2) and Rule 506 under the Securities Act. The Company also agreed to issue 100,000 shares of its common stock to the Noteholder as commitment fee. The Company granted the Noteholder the right to participate in up to 25% of the Company’s future offerings of its securities for two years following the execution of the Note. In addition, the Company pledged 700,000 shares of its common stock pursuant to the terms of the Stock Pledge Agreement as a continuing security interest in the pledged securities.

The foregoing description of the Note, the Warrants, the SPA and other agreements and instruments in connection therewith does not purport to be complete and is subject to and qualified in its entirety by reference to the full text of such instruments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Andatee China Marine Fuel Services Corporation

By:	/s/ An Fengbin
An Fengbin, Chief Executive Officer

Date: September 17, 2015